Exhibit 99.1

FOR IMMEDIATE RELEASE

Commerce One Receives Equity Investment

BayStar Capital invests $10 million in support of Commerce One’s Composite Process Management strategy and new Commerce One Conductor platform

PLEASANTON, CA — July 10, 2003 – Commerce One, Inc. (NASDAQ: CMRC) announced today that it has received a $10 million investment from BayStar Capital Management LLC, a private equity fund that invests in leading edge companies in the technology and life sciences industries.  Commerce One intends to use the net proceeds from the financing for working capital purposes and to further its efforts in support of its Composite Process Management strategy and the recent launch of the Commerce One Conductor™ platform.

“BayStar’s investment reflects confidence in our product strategy and ability to seize a leadership position in Composite Process Management,” said Mark Hoffman, CEO, president and chairman of Commerce One.  “We expect this investment, along with our other efforts, to enhance our traction with customers and partners for the Commerce One Conductor platform.”

Under the terms of the agreement, Commerce One issued shares of preferred stock convertible into approximately 4.3 million shares of common stock and warrants exercisable for approximately 2.2 million shares of common stock.  The conversion price of the preferred stock is approximately $2.32 per share, and the exercise price of the warrants is approximately $2.71 per share.  The 5-day average closing bid price of Commerce One’s common stock through July 9, 2003 was approximately $2.26, upon which the conversion and exercise prices were based.

“We are investing in Commerce One because it has the right product and the right strategy at the right time,” said Steven Lamar, managing partner of BayStar Capital. “In our view, the market for Composite Process Management is impressive, and we believe that the Commerce One Conductor platform positions Commerce One to establish itself as an early market leader.”

For more detailed information regarding the financing, please refer to Commerce One’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission in connection with the financing.

About Commerce One

From its initial roots in Internet-based software applications to its establishment of the world’s largest e-commerce trading network, Commerce One has consistently been at the forefront of delivering advanced technologies that help global businesses collaborate with their partners, customers and suppliers over the Internet. Commerce One has defined many of the open standards and protocols established for business networks today and our global customer base represent leaders in a wide range of industries. The Commerce One Conductor platform and planned industry-specific Process Accelerators represent the leading Composite Process Management solution that enable enterprises to combine and connect features, functionality, data and/or business context from existing applications to create new business functionality.

For more information, go to www.commerceone.com <http://www.commerceone.com>.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the securities laws. These forward-looking statements discuss Commerce One’s expectations regarding the closure and receipt of $10.0 million in financing, the Company’s expected use of the proceeds of the financing, expectations regarding the Company’s ability to succeed in its composite process management strategy and the expected effect of the financing on the Company’s performance, viability and ability to attract and retain customers for Commerce One products and services.  The words “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar phrases as they relate to Commerce One are also intended to identify such forward-looking statements. These statements reflect the current views and assumptions of Commerce One, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the receipt of any required regulatory approvals for the financing transaction (if any), the delay or failure of customers to purchase Commerce One products or services as expected, the nascence of the market for the Commerce One Conductor product and composite process management solutions in general, unexpected expenses, the ongoing recession and depressed market for new technology investments, various external factors, including economic, political and other global conditions, and various other risks including, without limitation, those discussed in Commerce One’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2002 and quarterly report on Form 10-Q for the quarter ended March 31, 2003. The information provided in this press release is current as of the date of its publication. Commerce One expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Contact:

Commerce One

Annie Vinje, 925/520-4075 (North America Media)

Annie.vinje@commerceone.com

Horn Group, Inc. (for Commerce One)

Erin Flanigan, 415-905-4005

eflanigan@horngroup.com